Exhibit 99.(11)(a)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

July 27, 2011

Morgan Stanley Institutional Fund, Inc.

522 Fifth Avenue

New York, New York  10036

Re:          Opinion of Counsel Regarding the Registration Statement

Filed on Form N-14 under the Securities Act of 1933

(File Nos. 033-                    )

Ladies and Gentlemen:

We have acted as counsel for Morgan Stanley Institutional Fund, Inc., a Maryland corporation (the “Fund”), in connection with (i) the proposed acquisition by U.S. Real Estate Portfolio, a series of the Fund (“MSIF Real Estate”), of substantially all of the assets and the assumption of certain stated liabilities of Morgan Stanley Real Estate Fund (“Real Estate”) pursuant to an Agreement and Plan of Reorganization, dated as of June 27, 2011 (the “Real Estate Reorganization Agreement”), in exchange solely for an equal aggregate value of shares of common stock of MSIF Real Estate to be distributed thereafter to shareholders of Real Estate and (ii) the proposed acquisition by Small Company Growth Portfolio, a series of the Fund (“MSIF Small Company Growth”), of substantially all of the assets and the assumption of certain stated liabilities of Morgan Stanley Special Growth Fund (“Special Growth”) pursuant to an Agreement and Plan of Reorganization, dated as of June 27, 2011 (the “Special Growth Reorganization Agreement”), in exchange solely for an equal aggregate value of shares of common stock of MSIF Small Company Growth to be distributed thereafter to shareholders of Special Growth.  The Reorganizations of each of Real Estate and Special Growth are collectively referred to herein as the “Reorganizations.”

This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the Class H, Class L and Class I shares of common stock of each of MSIF Real Estate and MSIF Small Company Growth, each with a par value of $0.001 per share (the “Acquiring Fund Shares”), to be issued in the Reorganizations.

We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purpose of this

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opinion.  As to matters of Maryland law contained in this opinion, we have relied upon the opinion of Ballard Spahr LLP, dated July 27, 2011.

Based upon the foregoing, we are of the opinion that subsequent to the approval by the shareholders of Real Estate of the Real Estate Reorganization Agreement and the approval by the shareholders of Special Growth of the Special Growth Reorganization Agreement, each set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Acquiring Fund Shares, upon issuance in the manner referred to in the Registration Statement and Real Estate Reorganization Agreement or Special Growth Reorganization Agreement, as applicable, against payment of the consideration therein described, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Dechert LLP